Exhibit 10.18

Orly Mishan

Chief Business Officer

August 18, 2019

Dear Mark:

We are very pleased to extend you this offer of employment with Cerevel Therapeutics, LLC (the “Company”). You will play a key role in the stand-up of what we intend to be the preeminent Neuro/NeuroPsych drug development company and we are excited about your joining the team.

The following are the basic terms of your proposed employment with the Company.

•	Position Title: Vice President, Finance and Chief Accounting Officer (reporting to Kathy Yi, Chief Financial Officer)

•	Position Location: This position will be based in the Boston area.

•	Start Date: September 3, 2019.

•           Base Compensation: Your starting base compensation of $300,000 annually will be paid on a semi-monthly schedule (24 payrolls yearly) in the gross amount of $12,500 per semi-monthly pay period. All payments shall be subject to applicable deductions and withholdings, such as for payroll taxes.

•           Incentive Compensation: Your position is currently eligible to participate in an annual cash incentive plan with a target of 25% of your base compensation (pro-rated for a partial initial year of employment based on your Start Date). Payment of incentive awards is based on the terms of the incentive plan in effect for the year that such payment is being made. You must be actively employed by the Company on the day incentives are paid to be eligible to earn an incentive award. The Company reserves the right to alter or discontinue its cash incentive plan in the future.

•           Benefits: Your position is eligible to participate in all employee benefit plans from time to time in effect for employees of comparable status of the Company. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

•          Equity Participation: Your position is eligible for participation in the Cerevel Therapeutics, Inc. 2018 Equity Incentive Plan (the “Plan”). Subject to the receipt of any required approvals and your continued employment through the grant date, as soon as practicable following your Start Date, you will be granted an option to purchase 40,385 shares of the Company’s common stock, which as of the date of this letter, represents approximately 0.075% of the Company’s fully diluted shares outstanding (the “Option”). The Option will have an exercise price of not less than the fair market value of the Company’s common stock on the date it is granted, as determined by the Company. The Option will be evidenced by a form of stock option agreement and will be subject to the terms of the Plan, the applicable stock option agreement, any other applicable stockholders agreements, and any other restrictions and limitations generally applicable to the common stock of the Company or equity awards held by the Company’s executives or otherwise imposed by law. In the event of any conflict between this letter and the terms of the stock option agreement or Plan, the stock option agreement or Plan will control. In no event shall the Company or any person affiliated with the Company have any liability with respect to the failure of any compensation or benefits provided to you to be exempt from, or comply with, Section 409A of the Internal Revenue Code.

Cerevel Therapeutics, LLC | 131 Dartmouth Street, Suite 502 | Boston, Massachusetts 02116 | cerevel.com

•          Signing Bonus: Provided that you commence employment with the Company by the Start Date, the Company will provide you with a one-time signing bonus of $75,000 (the “Signing Bonus”). The Signing Bonus will be paid to you in a lump sum on the next regular payday following the Start Date. In the event that your employment with the Company is terminated for any reason other than by the Company without Good Cause (as defined below) (i) before the twelve (12)-month anniversary of the Start Date, you will repay to the Company the full amount of any Signing Bonus or (ii) on or after the twelve (12)-month anniversary of the Start Date but before the twenty-four (24)-month anniversary of the Start Date, you shall repay to the Company fifty percent (50%) of the Signing Bonus. Any repayment shall occur within thirty (30) days following the date of termination. “Good Cause” shall mean the occurrence of any of the following, as determined by the Company in its reasonable judgment: (i) your substantial failure to perform (other than by reason of disability), or substantial negligence in the performance of, your duties and responsibilities to the Company or any of its affiliates; (ii) your material breach of this agreement or any other agreement between you and the Company or any of its affiliates; (iii) your commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; or (iv) other conduct by you that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its affiliates.

We are very excited to have you join our team and we look forward to a mutually beneficial and rewarding relationship. However, we recognize that you will retain the option, as will the Company, of ending your employment with the Company at any time, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract of employment for any specific period of time.

You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and it affiliates and to abide by all policies and procedures of the Company as in effect from time to time. You will be expected to perform the duties of your position and such other duties as may be assigned to you from time to time.

This offer is contingent upon the following:

•
Consenting to a background investigation, and upon the Company receiving results of this investigation which it deems acceptable. Our background investigations are performed in compliance with the Fair Credit Reporting Act.

•
Proper Documentation for Working in the United States. In accordance with the Immigration Reform and Control Act of 1986, you must establish your eligibility to work in the United States. On your first day of employment, please bring with you and be prepared to show any of the acceptable forms of identification that are outlined on the back of the INS Form I-9. The choice of identification to show is yours.

•	Execution of the enclosed Restrictive Covenant Agreement on or before your Start Date.

In accepting this offer, you give the Company assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter or the Restrictive Covenant Agreement. You also give the Company assurance that you are not now bound by any covenant against competition or other obligation that would be violated by your acceptance of this offer or your employment by the Company under it, or by your execution of the Restrictive Covenant Agreement.

Cerevel Therapeutics, LLC | 131 Dartmouth Street, Suite 502 | Boston, Massachusetts 02116 | cerevel.com

Thank you for your interest in joining our team, and congratulations on your offer. If you have any questions about this offer, please do not hesitate to contact me . To accept this offer of employment. please sign and date the letter below, and return it to my attention.

Sincerely,

/s/ Orly Mishan

Orly Mishan
Chief Business Officer

By my signature below, I hereby accept the offer of employment as set forth above.

/s/ Mark Bodenrader	8/19/19
Mark Bodenrader	Date

Cerevel Therapeutics, LLC | 131 Dartmouth Street, Suite 502 | Boston, Massachusetts 02116 | cerevel.com